SEPARATION AND CONSULTING AGREEMENT

This Separation and Consulting Agreement (this “Agreement”) dated as of June 19, 2008 between Foamex International Inc., a Delaware corporation, and its primary operating subsidiary Foamex L.P. (together with their subsidiaries, successors and assigns, collectively, the “Company”), and Paul A. Haslanger (the “Executive”).

WHEREAS, the Executive is currently employed as the Executive Vice President, Engineering and Technology of Foamex International Inc. and Foamex L.P.; and

WHEREAS, the Company is eliminating the Executive’s position as Executive Vice President, Engineering and Technology of Foamex International Inc. and Foamex L.P. effective as of June 27, 2008 (the “Effective Date”); and

WHEREAS, under the circumstances of the Executive’s severance, the Foamex L.P.s Severance Policy provides for a certain “Severance Entitlement” in exchange for the Executive’s Release; and

WHEREAS, the Executive has agreed to provide valuable consulting services and to enter into covenants of confidentiality and non-competition upon the terms and conditions set forth in the provisions of this Agreement relating to consulting services; and .

NOW THEREFORE, in consideration of the promises, mutual covenants and other good and valuable consideration set forth in this Agreement, the receipt and sufficiency of which is hereby acknowledged, the Executive and the Company agree as follows:

I.	Entire Agreement

Except as otherwise stated in this Agreement, this Agreement is the entire agreement between the Company and the Executive with respect to the subject matter hereof and contains all agreements, whether written, oral, express or implied, between the Company and the Executive relating to the termination of the Executive’s employment with and severance from the Company (in accordance with Foamex L.P. Severance Pay Policy) and the Executive’s provision of consulting services to the Company, and, as of the date of this Agreement, supersedes and extinguishes any other agreement relating to the terms and conditions applicable to the termination of the Executive’s employment, and the Executive’s provision of consulting services to the Company, whether written, oral, express or implied, between the Company and the Executive, including, without limitation, such provisions included in the Change in Control Protection Agreement, dated December 20, 2007, as amended on January 31, 2007 (the “CIC Agreement”). This Agreement may not be modified or amended, nor may any rights under it be waived, except in a writing signed and agreed to by the Company and the Executive specifically referencing the provision being so changed or modified.

II.	Termination of Employment; Resignation from Positions; Consulting Services

The Executive’s current employment by the Company and any and all titles, positions and appointments the Executive holds with the Company, whether as an officer,

director or employee (including, without limitation, as the Executive Vice President, Engineering and Technology, shall cease as of the Effective Date unless earlier terminated by the Company for “cause” (within the meaning of the Foamex L.P. Severance Pay Policy) or due to the Executive’s death. If the Executive’s employment is terminated prior to the Effective Date by the Company for “cause” (within the meaning of the Foamex L.P. Severance Pay Policy) or due to the Executive’s death, the provisions of Section IIIA and IIIB of this Agreement, shall be null and void and the provisions of the Foamex L.P. Severance Pay Policy shall govern any rights of the Executive in connection with such termination of employment. Effective as of the Effective Date, the Executive shall have no authority to act on behalf of the Company and shall not hold himself out as having such authority, enter into any agreement or incur any obligations on behalf of the Company, commit any member of the Company in any manner or otherwise act in an executive or other decision-making capacity with respect to the Company. For the period commencing on October 1, 2008 and ending on June 30, 2010, the Executive shall make himself available to provide consulting services pursuant to the terms of Section IV of this Agreement.

III.	Severance Payments and Benefits

In consideration for the Executive’s past employment with the Company and entering into this Agreement, specifically including the restrictive covenants contained in Section V of this Agreement and the Executive’s execution on or following the Effective Date of a release of claims in the form attached to this Agreement as Exhibit A (the “Release”), the Executive shall be entitled to receive the payments and benefits pursuant to the Foamex L.P. Severance Pay Policy. The following payments and benefits are to be made pursuant to the Severance Pay Policy and are subject to the Executive’s executing the Release and not revoking the Release before expiration of the seven-day revocation period described therein.

A.              a cash amount equal to $265,000, payable in twenty-six (26) equal installments following the Effective Date (the “Severance Period”) in accordance with the Company’s regular payroll practices in effect as of the date of this Agreement (the “Severance Payment”), with the first installment payable on the first regularly scheduled payroll date occurring after the expiration of the seven-day revocation period described in the Release (which amount, together with Company medical and dental benefits described in this Paragraph III A below) shall be deemed in full satisfaction of the Company’s obligations under the Foamex L.P. Severance Pay Policy.continued participation, through the Severance Period, for the Executive and his eligible dependents in the Company’s medical and dental plans in which the Executive participated immediately prior to the Effective Date on a basis no less favorable to the Executive than the basis generally provided to other similarly-situated senior executives of the Company. The Executive agrees to provide appropriate documentation for any expenses incurred with respect to the Executive’s continued participation in the Company’s medical and dental plans described in the preceding sentence, and the Company agrees to reimburse such expenses no later than the last day of the taxable year following the taxable year during which such expenses were incurred. As soon as reasonably practicable following the Effective Date, or such earlier date as may be required by applicable state statute or regulation, the Company shall pay (i) any annual base salary or other compensation earned but not paid to the Executive prior to the Effective Date, (ii) any payments, benefits or entitlements that are vested, fully and unconditionally earned or due pursuant to any Company plan, policy, program or arrangement or other agreement, (iii) payment for $6,624.95 representing unused vacation days for fiscal year

2008, with such payment being made on the first regularly scheduled payroll date occurring following the Effective Date and (iv) any business expenses that remain unreimbursed as of the Effective Date. The amounts described in clauses (i) through (iv) of the preceding sentence are referred to herein as the “Accrued/Other Obligations”. All payments due under Section IIIC(ii) shall be paid in accordance with the applicable plan, policy, program or other agreement.

B.	No Duplication of Benefits

For the avoidance of doubt, the Accrued/Other Obligations described in Section IIIC are not intended to result in any duplication of any payments or benefits described in this Agreement or any compensation or benefits plans, policies, programs, agreements or arrangements of the Company determined on a payment-by- payment and benefit-by-benefit basis.

C.	Equity Awards

All outstanding equity awards held by the Executive as of the Effective Date will be treated in accordance with the terms of the applicable plans and award agreements governing such awards. The Executive acknowledges and agrees that, by signing this Agreement, notwithstanding any provision of this Agreement or the CIC Agreement to the contrary, he waives, effective as of the date of this Agreement, any right or alleged right that he has, or may have, to (i) the vesting of the Executive’s outstanding stock options pursuant to the CIC Agreement or on account of any claim that the Company breached the CIC Agreement, including any right to accelerated vesting of outstanding stock options in connection therewith, based on, arising out of or in connection with any fact, event, occurrence, omission or other matter or thing occurring prior to the date of this Agreement, including, without limitation, any fact, event, occurrence, omission or other matter or thing relating to the negotiation and execution of the transactions contemplated by the Equity Commitment Agreement, dated April 1, 2008, between the Company and each of D.E. Shaw Laminar Portfolios, L.L.C., Sigma Capital Associates, LLC, CDGO, LLC and Q Funding III L.P. (the “Transaction”), or (ii) the accelerated vesting of the Executive’s outstanding stock options upon the consummation of the Transaction.

D.	280G Gross-Up Provision.

The Company and the Executive agree that the termination of the Executive’s employment is not in connection with a Change in Control or a change in ownership or effective control within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and both parties agree to cooperate to rebut any such presumption. Section 6 of the CIC Agreement is incorporated in full into this Agreement, and the Executive shall continue to be afforded the full benefits of such Section 6 of the CIC Agreement; provided that the reference to “this Agreement” in such Section 6 of the CIC Agreement shall be deemed to be a reference to this Agreement; and provided further that, any reimbursement pursuant to such Section 6 shall be paid promptly when any such taxes are due but not later than the last day of the taxable year following the taxable year during which the expense was incurred. In addition, the Company and the Executive hereby agree that, notwithstanding anything to the contrary set forth herein, the consummation of the Transaction, alone or in combination with any other event, will not constitute a Change in Control for purposes of the CIC Agreement; provided that, notwithstanding the foregoing nothing shall in any way operate to the limit the rights that the Executive would otherwise be entitled to under Section 6 of the CIC Agreement.

E.	Full Satisfaction

The Executive acknowledges and agrees that, except as otherwise set forth in this Agreement, the Executive is not entitled to any other compensation or benefits from the Company (including without limitation any severance or retirement compensation or benefits under the Foamex L.P. Severance Pay Policy or otherwise), and, as of and after the Effective Date, except as otherwise set forth in this Agreement, the Executive shall no longer participate in, accrue service credit or have contributions made on his behalf under any employee benefit plan sponsored by the Company in respect of periods commencing on and following the Effective Date, including without limitation any plan that is intended to qualify under Section 401(a) of the Code (a “Qualified Plan”); provided, that, except as expressly provided herein, nothing in this Agreement shall constitute a waiver by the Executive of his rights to vested benefits, if any, under any Qualified Plan or under any group health plan of the Company in respect of his services to the Company prior to the Effective Date.

F.	Release

The payments and benefits described in Sections IIIA and IIIB above shall be contingent on the Executive’s entering into the Release effective on or promptly after July 18, 2008 and not revoking such Release during the applicable seven-day revocation period set forth therein. If the Executive revokes such Release during the period described in the immediately preceding sentence, this Agreement shall be void as of and following the Effective Date and of no further effect except with respect to the second sentence of Section IIIE which shall remain in full force and effect.

G.	Obligations Absolute

The obligations of the Company under this Agreement shall be absolute and unconditional and shall not be affected by any circumstances, including without limitation (i) the Executive’s receipt of compensation and benefits from another employer in the event that the Executive accepts new employment following the Effective Date or (ii) any set-off, counterclaim, recoupment, defense or other right that the Company or any of its subsidiaries or affiliates may have against the Executive or anyone else.

IV.	Consulting Services, Payments and Benefits

A.              On October 1, 2008 and for a period continuing through June 30, 2010 (the “Consulting Period”), the Company hereby retains the Executive, and the Executive hereby agrees to serve as a consultant to the Company, on the terms and subject to the conditions of this Section IV.

B.              During the Consulting Period, the Executive shall, from time to time at the request of the Company upon reasonable advance notice, engage in the specific activities, as may be requested by the Company (the “Consulting Services”), at such times and places as mutually agreed upon by the Executive and the Company with a target of fifteen (15) days in each of the consecutive three (3) calendar month periods occurring during the Consulting Period (each, a “Consulting Quarter”); provided that the aggregate time or times that the Executive provides Consulting Services shall not exceed (i) a total of one hundred five (105) days during the entire Consulting Period, or (ii) thirty (30) days in each of the Consulting Quarters; provided further that, (i) if the Executive provides services to the Company for less than fifteen (15) days in any Consulting Quarter, such number of days less of fifteen (15) will carry over to subsequent Consulting Quarters; (ii) but, even in the event of a carry over, under no circumstances shall consulting services exceed 30 days in any Consulting Quarter.

C.              The Company shall provide the Executive with reasonable advance notice of any multi-day or multi-week assignments and the Executive shall provide the Company with reasonable advance notice of any time or times that the Executive will not be available to provide services to the Company during the Consulting Period.

D.              In consideration for the Consulting Services, the Company shall pay the Executive a consulting fee at a rate of $265,000, and provide medical and dental benefits pursuant to the Company sponsored medical and dental plans (the “Consulting Fee”) on a basis no less favorable to the Executive than the basis generally provided to other similarly-situated senior executives of the Company. The Company shall pay the Consulting Fee in twenty-six (26) equal installments in accordance with the Company’s regular payroll practices in effect as of the date of this Agreement, with the first installment payable on the first regularly scheduled payroll date occurring after all installments of the Severance Payment have been paid. In addition, the Company shall reimburse the Executive for all reasonable travel and entertainment related out-of-pocket expenses incurred by the Executive in performing the Consulting Services in accordance with the Company’s policy in effect from time to time; provided that such expenses are incurred with the prior approval of the Company, and the Executive provides the Company with an itemized invoice of the expenses incurred.

E.              In performing the Consulting Services, the Executive shall have no authority to act as an agent of the Company, except on authority specifically so delegated in writing, and he shall not represent contrary to any person.

V.	Restrictive Covenants - Confidentiality; Non-Competition

A.              The Executive agrees that he will not, at any time after the date if this Agreement, make use of or divulge to any other person, firm or corporation any trade or business secret, process, method or means, or any other confidential information concerning the business or policies of the Company, which he may have learned in connection with his employment or the consulting services provided under this Agreement. For purposes of this Agreement, a “trade or business secret, process, method or means, or any other confidential information” shall mean and include written information reasonably treated as confidential or as a trade secret by the Company. The Executive’s obligation under this Section VA shall not apply to any information which (i) is known publicly (including information known publicly within the relevant trade or industry); (ii) is in the public domain or hereafter enters the public domain without the fault of the Executive; (iii) is known to the Executive prior to his receipt of such information from the Company, as evidenced by written records of the Executive; or (iv) is hereafter disclosed to the Executive by a third party not under an obligation of confidence to the

Company. On or after the date of this Agreement, the Executive agrees not to remove from the premises of the Company, except as specifically permitted in writing by the Company, any document or other object containing or reflecting any such confidential information. The Executive recognizes that all such documents and objects, whether developed by him or by someone else, will be the sole exclusive property of the Company. On or promptly following the Effective Date, the Executive shall deliver to the Company all such confidential information, including, without limitation, all lists of customers, correspondence, accounts, records and any other documents or property made or held by him or under his control in relation to the business or affairs of the Company, and no copy of any such confidential information shall be retained by him; provided, however, that nothing herein shall prevent the Executive from retaining (i) his papers and other materials of a personal nature, including, without limitation, photographs, correspondence, personal diaries, calendars, personal files and phone books, (ii) information showing his compensation or relating to reimbursement of his business expenses, (iii) information that is necessary for tax purposes, and (iv) copies of plans, programs, policies and agreements relating to his employment, or termination thereof, with the Company and its affiliates. Anything herein or elsewhere to the contrary notwithstanding, the provisions of this Section VA shall not apply (x) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with jurisdiction to order the Executive to disclose or make accessible any information or (y) with respect to any other litigation, arbitration or mediation involving this Agreement or any other agreement between the parties, including, without limitation, the enforcement of such agreements.

B.              The Executive shall not, for a period of two (2) years after the Effective Date, directly or indirectly, whether as an employee, consultant, independent contractor, partner or joint venturer, (i) perform any services for a competitor which has material operations which directly compete with the Company in the sale of any products sold by the Company at the time of the termination of the Executive’s employment (“Competitive Business”); (ii) solicit or induce, or in any manner attempt to solicit or induce, any person employed by, or as agent of, the Company to terminate such person’s contract of employment or agency, as the case may be, with the Company; or (iii) divert, or attempt to divert, any person, concern or entity from doing business with the Company, nor will he solicit or cause any other person or entity to solicit any person, concern or entity to cease being a customer or supplier of the Company. Notwithstanding anything herein to the contrary, this Section VB shall not prevent the Executive from acquiring securities representing not more than 1% of the outstanding voting securities of any entity.

C.              In the event of any conflict between the provisions of this Section V and the provisions of any other Company agreement, plan, policy, program or arrangement, whether entered into before, on or after the date of this Agreement, the provisions of this Section V shall control, unless the Executive has expressly agreed in writing that the conflicting provision will override or amend this Section V.

D.	Enforcement

The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach by the Executive of any of the provisions of Section VA or Section

VB of this Agreement would be inadequate, and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

VI.	Miscellaneous

A.              Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

B.              Indemnification; D&O Liability Insurance. The Company agrees to indemnify and hold harmless the Executive (and advance him expenses) to the fullest extent permitted by the Company’s or any affiliate’s certificate of incorporation and/or by-laws, which, for Foamex International Inc., shall be the certificate of incorporation and by-laws in effect as of the date of this Agreement (unless such documents are amended in a manner favorable to the Executive, in which case the Executive shall be afforded the benefits of such amendment), or, if greater, in accordance with applicable law for actions or inactions of the Executive as an officer, director, employee or agent of the Company or any affiliate or as a fiduciary of any benefit plan of any of the foregoing or as otherwise set forth in the applicable document. The Company also agrees to provide the Executive with directors’ and officers’ liability insurance coverage with regard to matters occurring during employment, which coverage will be at a level at least equal to the level being maintained at such time for the then current officers and directors and shall continue until such time as suits can no longer be brought against the Executive as a matter of law.

C.              Notices. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered, or if sent by registered or certified mail, postage prepaid, with return receipt requested, or by a nationally recognized overnight courier addressed: (i) in the case of the Company to Foamex International Inc., Attention: Deputy General Counsel at the address of the Company’s headquarters at the time such notice is delivered, or to such other address and/or to the attention of such other person as the Company shall designate by written notice to the Executive; and (ii) in the case of the Executive, to his then current home address as shown on the Company’s records, or to such other address as the Executive shall designate by written notice to the Company. Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given (which in the case of registered or certified mail or overnight courier, shall be the date acknowledgement of delivery is obtained by such service). Any notice given to Foamex International Inc. by the Executive shall be deemed to be a notice to the Company for purposes of this Agreement.

D.	Benefit of Agreement; Assignment; Beneficiary.

1.   This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, including, without limitation, any corporation or person which may acquire all or substantially all of the Company’s assets or business, or with or into which the Company may be consolidated or merged. This Agreement shall also inure to the benefit of, and be enforced by, the Executive and his personal or legal representatives, executors, administrators, successor, heirs, distributes, devisees and legatees.

2.   No rights or obligations of the Executive hereunder may be assigned or transferred by the Executive, without the prior written consent of the Company, except to the extent permitted under any applicable plan, policy, program, arrangement or other agreement with the Company or its affiliates or by will or operation of law. No rights or obligations of Foamex International Inc. or Foamex L.P under this Agreement may be assigned by either entity, without the prior written consent of the Executive, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which Foamex International Inc. is not the continuing entity or a sale or liquidation or other disposition of all or substantially all of the assets of Foamex International Inc.; provided that the assignee or transferee is the successor to all or substantially all of the assets of Foamex International Inc. and assumes the liabilities, obligations and duties of Foamex International Inc. and Foamex L.P. (and, to the extent applicable, their respective subsidiaries and affiliates) under this Agreement. For the avoidance of doubt, “Company” shall include any successor entity to Foamex International Inc.; provided however, upon any Change in Control (as defined in the CIC Agreement), if such successor, transferee or assignee conducts businesses which were not conducted by the Company immediately prior to such transaction (“Other Businesses”) references to the Company and its affiliates or subsidiaries in Section V of this Agreement shall not include such Other Businesses nor shall any reference to employees, agents, customers or suppliers include a reference to an employee, agent, customer or supplier of such successor entity unless such employee, agent, customer or supplier was also an employee, agent, customer or supplier of the Company immediately prior to such transaction. Any action taken by Foamex International Inc. under this Agreement shall be deemed to be an action by the Company.

3.   If the Executive should die while any amount, benefit or entitlement would still be payable (or due) to the Executive hereunder, all such amounts, benefits and entitlements shall be paid or provided in accordance with the terms of this Agreement to the Executive’s beneficiary, devisee, legatee or other designee, or if there is no such designee, to the Executive’s estate.

E.              Taxes; Offset. Notwithstanding any other provision of this Agreement to the contrary, the Company may withhold from all amounts payable under this Agreement all federal, state or local taxes that are required to be withheld pursuant to any applicable laws and regulations. The Company may offset any amounts due and payable by the Executive to the Company against any amounts the Company owes the Executive hereunder.

F.              Headings. The Section headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

G.              Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.

H.              Non-Admission. Nothing contained in the Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of the Executive or on the part of the Company.

I.               No Mitigation. The Executive shall not be required to mitigate damages resulting from his termination of employment.

J.               Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the Commonwealth of Pennsylvania without reference to the principles of conflict of laws.

K.              Arbitration. Except for disputes with respect to Section V of this Agreement, any dispute between the parties hereto respecting the meaning and intent of this Agreement or any of its terms and provisions (each, a “Covered Claim”) shall be submitted to arbitration in Philadelphia, Pennsylvania, in accordance with the Commercial Rules of the American Arbitration Association then in effect, and the arbitration determination resulting from any such submission shall be final and binding upon the parties hereto. Judgment upon any such arbitration award may be entered in any court of competent jurisdiction.

L.              Section 409A. The parties agree that to the best of their knowledge the severance pay pursuant to the Foamex L.P. Severance Pay Policy hereunder complies with Section 409A of the Code and its implementing regulations or guidance (“Section 409A”). It is the understanding of the parties that payments and medical and dental insurance coverage made pursuant to the consulting agreement herein are contemporaneous compensation for (i) the Executive’s consulting services, and (ii) the Executive’s agreement to enter into the confidentiality and non-compete covenants described herein. To the extent that any regulations or guidance issued under Section 409A (after application of the previous provision of this paragraph) would result in the Executive being subject to the payment of interest, penalties or any additional tax under Section 409A, the Company and the Executive agree in good faith to make amendments to this Agreement as the parties mutually agree, reasonably and in good faith, are necessary or desirable to avoid the possible imposition of taxes or penalties under Section 409A, while (i) preserving any affected benefit or payment to the Executive , and (ii) without materially increasing the cost to the Company or diminishing the benefit to the Executive.

M.             Counterparts. The Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Signatures delivered by facsimile shall be effective for all purposes.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement effective as of June 19, 2008.

/s/ Paul A. Haslanger

Paul A. Haslanger

FOAMEX INTERNATIONAL INC.

By:	/s/ Michael V. Johnson
Name:	Michael V. Johnson
Title:	Senior Vice President, Human Resources

FOAMEX L.P.

By:	/s/ Michael V. Johnson
Name:	Michael V. Johnson
Title:	Senior Vice President, Human Resources